(logo)LSI
                                                                 FINANCIAL GROUP



As of and for the year ended December 31, 1996, LSI Financial Group has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same year, LSI Financial Group had in effect a fidelity bond and errors and omissions policy in the amount of $5,000,000,



/s/Bob Whisnant
Bob Whisnant, V.P, of Finance

8-1-97
Date



                                                            17500 Chenal Parkway
                                                                       Suite 200
                                                Little Rock, Arkansas 72211-9131